Exhibit 99.1

FOR IMMEDIATE RELEASE

Mac-Gray Corporation Announces the Appointment of

Thomas E. Bullock as Chairman of the Board

Company Provides Corporate Governance Update

WALTHAM, MA, June 9, 2009 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that its Board of Directors has elected Thomas E. Bullock as independent Chairman of the Board, succeeding CEO Stewart G. MacDonald, who had served in that role since 1992. Bullock’s election was confirmed yesterday during the first Board of Directors meeting since the 2009 Annual Meeting of Stockholders.

“I’m honored that my colleagues have expressed their confidence in me with this decision and I look forward to serving in this Board leadership role,” said Bullock.  Bullock, a Mac-Gray director since November 2000, serves on the Company’s Executive and Governance and Nominating Committees. He also serves on the board of directors of Transfair USA, a fair-trade certification company.  From 1997 to 2000, Bullock was President and CEO of Ocean Spray Cranberries, Inc., a global manufacturer and distributor of fruit juice and fruit products, where he worked in various senior positions for more than two decades.

“The Board is unanimously in favor of Stewart being renamed to the Board,” said Bullock.  “This is also what most of our investors have said they want because he is the Company’s largest shareholder. We made our preferences known at our meeting, but he has made it clear that he does not wish to do so at this time. He believes he has an obligation as CEO to first focus on clients, suppliers, employees, and other strategic partners, to deal with the damage brought on the Company by the recent proxy contest, and that this is currently his highest priority. He remains open to rejoining the Board at a later time, when this work is done to his satisfaction. Stewart’s strategic vision has brought Mac-Gray to not only its current preeminence in the industry, but also to the financial strength from which we can address the future. It is his determination that the best course for strengthening the Company is by him being able to focus only on his CEO responsibilities for a period of time, and we fully support that decision.”

During yesterday’s meeting the Board also unanimously approved the following actions:

•                  Determined to seek stockholder approval at the 2010 Annual Meeting of Stockholders to amend the Company’s charter to permit the Board to adopt a majority voting standard for the election of directors in uncontested elections. If the measure passes at the 2010 Annual Meeting, the Board would act to amend the Company’s Bylaws to effect the change from plurality to majority voting in uncontested elections and would also adopt a director resignation policy to address holdover directors. Should the measure fail, the Board plans to consider adoption of a director resignation policy that would require directors in an uncontested election that receive less than a majority of votes to tender their resignation to the Board, which would then decide whether to accept it. In all cases plurality voting would continue to apply in contested elections.

“Our decision to propose a majority voting standard for uncontested elections is consistent with the non-binding recommendation supported by stockholders at our Annual Meeting last month,” said Chairman Bullock.  “We plan to implement post-election procedures to avoid the instability due to a “failed election,” where a nominee fails to receive a majority of the votes cast. Disruption and uncertainty at the Board level undermine the interests of all our key constituencies: customers, suppliers, employees, shareholders, and strategic partners.”

•                  Retained the classified structure of Mac-Gray’s Board after stockholders rejected a non-binding recommendation to declassify the Board at the Annual Meeting of Stockholders on May 8, 2009.

“We believe that a classified Board provides stability and continuity on the Board and allows decisions to be made by directors who have an appropriate level of experience with the Company,” Chairman Bullock stated. “Our decision is also consistent with companies of our size - more than half of the companies in the S&P Small Cap 600 have classified Boards.”

•                  Adopted a new Shareholder Rights Agreement to replace the prior agreement that was originally adopted in 1999 and was set to expire on June 15, 2009.

“The Board believes that a Shareholders’ Rights Plan continues to enhance its ability to protect stockholder interests and ensures that stockholders receive fair treatment in the event of any coercive takeover attempt,” said Chairman Bullock. “The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes the Plan protects the interests of all stockholders.”

In connection with the renewal of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Mac-Gray common stock to stockholders of record as of the close of business on June 15, 2009.  Initially, these rights will not be exercisable and will trade with shares of Mac-Gray’s common stock.  The rights generally will become exercisable if a person (an “acquiring person”) acquires 15% or more of Mac-Gray’s common stock or commences a tender offer that could result in that person owning 15% or more of Mac-Gray’s common stock.  If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Mac-Gray’s common stock having a value of twice the exercise price of the right.  If Mac-Gray is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

•                  Elected Alastair Robertson as Chair of the Governance and Nominating Committee, and Bruce Ginsberg as a member of the Audit Committee.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 80,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-Gray’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing innovative Safe Plug circuitry. MicroFridge® and Maytag products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at http://www.macgray.com.

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com